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                                                                  Exhibit (c)(5)


ACPI                                            AMERICAN CONSUMER PRODUCTS, INC.
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August 2, 1995


Mr. Richard P. Smyth, Chairman & CEO
VISTA 2000 Inc.
11660 Alpharetta Highway, #340
Roswell, GA 30076

Dear Mr. Smyth:

In connection with your consideration of the possible merger or purchase transaction (the "Acquisition Transaction") involving American Consumer Products, Inc. and its subsidiaries (the "Company"), you have requested access to certain information. In consideration for and as a condition to our furnishing such information to you, you acknowledge the confidential and proprietary nature of the Evaluation Material (as defined below) and agree to hold and keep the same as provided in this letter agreement. As used herein, the term "Evaluation Material" shall mean any and all financial, technical, commercial or other information concerning the business operations, assets of, or relating to, the Company that has been or may hereafter be provided or shown to you or your officers, directors, employees, attorneys, accountants, auditors, advisors or agents (collectively, "your Representatives"), irrespective of the form of the communication, by the Company or its representatives or agents (including attorneys and financial advisors), and also includes all notes, analyses, abstracts, compilations, studies or other material prepared by you or your Representatives containing or based, in whole or in part, on any information provided or shown by the Company or by its representatives or agents, and all nonpublic information obtained by visiting the facilities of the Company or discussing the Acquisition Transaction with the Company.

The term "Evaluation Material" does not include information which
(i) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was available to you on a non-confidential basis prior to its disclosure to you by the Company or its representatives or agents, provided that the source of such information is not bound by a confidentiality agreement with the Company or its representatives or agents or otherwise prohibited from transmitting the information to you or your Representatives by a contractual, legal or fiduciary obligation, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its representatives or agents, provided that the source is not bound by a confidentiality agreement with the Company or its representatives or agents or otherwise prohibited from transmitting the information to you or your Representatives by a contractual, legal or fiduciary obligation.

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Mr. Richard P. Smyth
Page Two
August 2, 1995

As a condition to your being furnished with the Evaluation Material, you agree that you will use the Evaluation Material solely for evaluating the Acquisition Transaction and that you will keep the Evaluation Material confidential. It is understood that you may disclose any of the Evaluation Material to those of your Representatives who require such material for the purposes of evaluating the Acquisition Transaction (provided that you shall maintain records of the persons to whom the Evaluation Material is distributed, that such Representatives shall be informed by you of the confidential nature of the Evaluation Material, shall be provided with a copy of this letter agreement and be bound by the terms and conditions hereof as if they were a party hereto, and you shall be responsible for any violation thereof by any of them.) You agree that the Evaluation Material shall not be used by you or your Representatives in any way detrimental to the Company, as solely determined by the management of the Company.

Without the prior written consent of the Company or as otherwise provided herein, neither you nor your Representatives shall disclose to any person (i) the fact that the Evaluation Material has been made available to you or that you have inspected any portion of the Evaluation Material, (ii) the fact that any discussions or negotiations are taking place concerning a possible Acquisition Transaction, (ii) that you have or have not made a proposal, bid or offer to acquire the Company or (iv) any of the terms, conditions or other facts with respect to any of the foregoing. The term "person" as used in this letter agreement shall be broadly interpreted to include, without limitation, any corporation, company, partnership or other entity or any individual.

In the event that you or any of your Representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to make any disclosure which is prohibited or otherwise constrained by this letter agreement, you agree that you or such Representative, as the case may be, will provide the Company with prompt oral and written notice of such request(s) so that it may seek an appropriate protective order or other appropriate remedy. You agree to cooperate with the Company, at its expense, in any efforts to obtain such remedies, but this provision shall not be construed to require you to undertake litigation or other legal proceedings on your own behalf. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you or such Representative may furnish that portion
(and only that portion) of the Evaluation Material which, in the written opinion of counsel addressed to the Company and reasonably acceptable to the Company, you are legally compelled to disclose; provided, however, that you may disclose only that portion of
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such information or matter that is legally required to be disclosed and you shall use your best effort to obtain reliable assurance that confidential treatment will be accorded any Evaluation Material so disclosed.

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Mr. Richard P. Smyth
Page Three
August 2, 1995

Without the prior written consent of the Company (i) neither you nor those of your Representatives who are aware of the Evaluation Material and/or the possibility of an Acquisition Transaction will initiate or cause to be initiated (other than through the Company) any communications with any customer, supplier, employee, director, officer, agent or shareholder of the Company concerning the Evaluation Material or any possible transaction, and (ii) you will not, for a period of three (3) years from the date of this letter agreement, (A) solicit, or cause to be solicited, the employment of or employ any person who is now employed by the Company, (B) solicit business from any customer or supplier of the Company that you had not contacted prior to obtaining Evaluation Material, or (C) solicit, entertain discussions with respect to, or participate in a transaction involving an investment in, or an acquisition or, the stock or assets of the Company.

If you determine that you do not wish to proceed with an Acquisition Transaction, you shall promptly notify the Company of such decision. At such time, or at any time upon the written request of the Company, you shall promptly deliver to the Company all documents or other matter furnished by the Company or its representatives or agents to you or your Representatives constituting Evaluation Material, together with all copies thereof in the possession of you or your Representatives without retaining a copy of any such material. In the event of such request, all other documents or other matter constituting Evaluation Material in the possession of you or your Representatives shall be destroyed, with any such destruction confirmed by you in writing to the Company.

You understand that neither the Company nor its representatives or agents makes any representation or warranty (express or implied) as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its representatives or agents shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material by you or such Representatives. Only these representations and warranties that may be made to you in a definitive written agreement for an Acquisition Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified herein, shall have any legal effect, and you agree that, if you determine to engage in an Acquisition Transaction, such determination will be based solely on the terms of such written agreement and on your own investigation, analysis and assessment of the business to be acquired. The agreements set forth herein may be modified or waived only by a separate writing signed by the Company and you expressly so modifying or waiving such agreements.

You hereby agree to indemnify and hold harmless the Company from any damages, loss, cost or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by you or your Representatives of the Evaluation Material. You also acknowledge that money damages would be an insufficient remedy for any breach of this letter agreement by you or your Representatives and any
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Mr. Richard P. Smyth
Page Four
August 2, 1995

such breach would cause the Company irreparable harm. Accordingly, you also agree that in the event of any breach of threatened breach of this letter agreement, the Company shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. such remedy shall not be the exclusive remedy for any breach of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect. If any of the covenants or provisions of this agreement shall be deemed to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision, and enforce them in their reduced form for all purposes contemplated by this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement embodies the entire understanding and agreement between the parties with respect to the Evaluation Material and the Acquisition Transaction and supersedes any prior understandings and agreements relating thereto. No other contract or agreement among the parties hereto relating to the Acquisition Transaction exists. No contract or agreement providing for the Acquisition Transaction, and no legal obligation of any kind whatsoever relating to the Acquisition Transaction, except as to the matters specifically agreed to herein, will be deemed to exist and either you or the Company may terminate discussions or negotiations regarding a possible Acquisition Transaction at any time without any liability except as agreed to herein, unless and until a binding commitment agreement or an Acquisition Transaction Agreement has been executed and delivered.

The Company reserves the right to assign all rights under this letter agreement, including, without limitation, their right to enforce all of the terms contained herein. You agree and consent to personal jurisdiction and service and value in any federal or state court within the State of Ohio having subject matter jurisdiction, for the purposes of any action, suit or proceeding arising out of or relating to this letter agreement. This letter agreement shall be governed by and construed in accordance with the laws of the State of Ohio.
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Mr. Richard P. Smyth
Page Five
August 2, 1995

If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to the subject matter hereof.

Very truly yours,


AMERICAN CONSUMER PRODUCTS, INC.


Stephan W. Cole
President

ACCEPTED and AGREED to as of the day and year first above written:

VISTA 2000 Inc.


Richard P. Smyth
Chairman & CEO
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     [LETTERHEAD OF AMERICAN CONSUMER PRODUCTS, INC. APPEARS HERE]




    ACPI hereby waives the provisions of the fourth and sixth paragraphs of that certain confidentiality letter agreement dated August 2, 1995 by and between American Consumer Products, Inc. and Vista 2000, Inc., so that Vista may initiate a cash tender offer for the common stock of ACPI at $5.30 per share and make all filings and announcements that may be necessary or desirable in connection therewith.

    The foregoing shall not, however, constitute approval by ACPI or its board of directors of the purchase and acceptance by Vista of the shares which are the subject of the tender offer.

                                                AMERICAN CONSUMER PRODUCTS, INC.

                                                 By:  /s/ S.W. Cole
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                                                 Title:     President
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                                                 Date:   August 29, 1995
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